Exhibit h.4

AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This Amendment to the Administrative Services Agreement is effective as of the 1st day of November, 2007, between Marshall Funds, Inc., a Wisconsin corporation (the “Funds”), and Marshall & Ilsley Trust Company, a Wisconsin trust company bank (“M&I”).

WHEREAS, the Funds and M&I amended the Administrative Services Agreement to revise the administration fees payable by the Funds to M&I effective September 1, 2007, and

WHEREAS, the administration fees payable by the Funds to M&I shall be revised effective November 1, 2007.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. No Modification of Agreement. The Administrative Services Agreement dated January 1, 2000, as amended, is hereby incorporated by reference (the “Agreement”). Nothing in this Amendment shall be deemed to modify, alter, negate, supersede or otherwise change in any manner or form any provision of the Agreement, except as may be specifically set forth herein.

2. Section 4 of the Agreement, Compensation, is hereby amended to read in its entirety as follows:

4. Compensation. For the Administrative Services provided, the Funds hereby agree to pay and M&I hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee:

(a)	With respect to the EQUITY FUNDS and INCOME FUNDS (as such terms are defined in the Funds’ current prospectus) at the following annual rates as a percentage of each portfolio’s aggregate daily net assets (“ADNA”), payable daily, as specified below:

Fee	ADNA
0.0925%	on the first $250 million
0.0850%	on the next $250 million
0.0800%	on the next $200 million
0.0400%	on the next $100 million
0.0200%	on the next $200 million
0.0100%	on assets in excess of $1.0 billion

(b)	With respect to the MONEY MARKET FUNDS (as such term is defined in the Funds’ current prospectus) at the following annual rates based on the aggregate ADNA of the MONEY MARKET FUNDS combined, payable daily, as specified below:

Fee	Combined ADNA
.100%	on the first $250 million
.095%	on the next $250 million
.080%	on the next $250 million
.060%	on the next $250 million
.040%	on the next $500 million
.020%	on assets in excess of $1.5 billion

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

MARSHALL FUNDS, INC.		MARSHALL & ILSLEY TRUST COMPANY

By:	/s/ John M. Blaser	By:	/s/ Timothy M. Bonin
Name:	John M. Blaser	Name:	Timothy M. Bonin
Title:	President	Title:	Vice President

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